EXHIBIT 10.4

FIRST AMENDMENT TO

PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (this "Amendment") is made this 31st day of March, 2008 (the "Effective Date"), by and between Arcadia Resources, Inc., having an address at 9229 Delegates Row, Ste. 260, Indianapolis, IN 46204 ("Payor") and Vicis Capital Master Fund, having an address at 126 E. 56th. Street, 7th Floor, New York, NY 10022 ("Payee"). Payor and Payee are sometimes referred to individually in this Amendment as a "Party" and collectively as the "Parties".

RECITALS:

WHEREAS, Payor acquired Five Million Dollars ($5,000,000) principal of Promissory Notes and accrued and unpaid interest from JANA Master Fund, Ltd. on March 31, 2008 for an aggregate consideration of $5,337,733.91.

WHEREAS, Payor and Payee are parties to that certain Arcadia Resources, Inc. Promissory Note, dated as of March 31, 2008, whereby Payor agreed to pay to Payee the aggregate principal sum of Five Million Dollars ($5,000,000) with the unpaid principal and interest balance thereof bearing interest at the rate as set forth therein (the "Note");

WHEREAS, the Parties have agreed to certain modifications and amendments to the Note which would, inter alia, have the effect of amending certain terms and conditions of the Parties contained in the Note;

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT:

    Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

    Amendment to Section 1.2. Effective on the Effective Date, Section 1.2 of the Note is hereby amended and restated in its entirety to be and read as follows:

      The unpaid principal balance shall be due and payable on December 31, 2009 (the "Maturity Date"). All accrued interest on the unpaid principal balance due under this Note as of June 30, 2007 shall be due and payable on June 30, 2007. With respect to interest accruing on and after July 1, 2007:

      An amount equal to fifty percent (50%) of the accrued unpaid interest on the unpaid principal balance due under this Note for such quarter shall be due and payable on the following dates: September 30, 2007 and December 31, 2007. An amount equal to (50%) of the accrued unpaid interest on the unpaid principal balance due under this Note for each quarter ending September 30, 2007 and December 31, 2007 shall be deferred and added to the principal balance of this Note on March 31, 2008.

      The accrued unpaid interest on the unpaid principal balance due under this Note for such quarter shall be due and payable in cash on the following dates: March 31, 2008; June 30, 2008; September 30, 2008; December 31, 2008; March 31, 2009; June 30, 2009; and October 31, 2009 (each, an "Interest Payment Date"); provided, however, on each Interest Payment Date, the Payor may, at its option and in its sole discretion, in lieu of all or any portion of the payment of the cash interest due on the Note, either (i) issue an additional promissory note (in substantially the same form as this Note) in the aggregate principal amount equal to such amount of unpaid cash interest that would otherwise be payable with respect to the Note on such Interest Payment Date or (ii) add the amount of unpaid cash interest that would otherwise be payable with respect to the Note on such Interest Payment Date to the principal balance of this Note as of such Interest Payment Date (with such addition to the principal balance of this Note to be recorded in the books and records of the Payor). All remaining unpaid accrued interest shall be due and payable on the Maturity Date.

    Amendment to Section 11.7. Effective on the Effective Date, Section 11.7 of the Note is hereby amended and restated in its entirety to be and read as follows:

    11.7 Payee and Payor acknowledge and agree that: (i) all cash interest due and payable on this Note through and including December 31, 2007, has been paid in full; (ii) as of March 31, 2008 (after giving effect to the provisions of Section 1.2(a) of this Note), the outstanding principal balance of this Note is $5,172,638.72; and (iii) as of March 31, 2007 (before giving effect to the provisions of Section 1.2(b) of this Note), the accrued and unpaid current quarter's interest on this Note is $165,095.192.

    Representations and Warranties. The Parties represent and warrant as follows:

      Authorization, Validity and Binding Effect. This Amendment has been duly authorized by all necessary corporate action on the part of the Parties, has been duly executed and delivered by a duly authorized officer or officers of the Parties, and constitutes the valid and binding agreement of the Parties, enforceable against each of the Parties in accordance with its terms.

      No Event of Default, Etc. After giving effect to the amendments set forth in this Amendment, no condition or event has occurred or exists which constitutes or which, after notice or lapse of time or both, would constitute an event of default under the Note.

    Effect of Amendment. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Note are ratified and confirmed and shall continue in full force and effect.

    Miscellaneous.

    Survival of Representations and Warranties; Successors and Assigns. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Parties or other event shall affect the representations and warranties or the right of the Parties to rely upon them. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

    Reference to Note. The Note and any and all other agreements, instruments or documentation now or hereafter executed and delivered pursuant to the terms of the Note as amended hereby, are hereby amended so that any reference therein to the Note shall mean a reference to the Note as amended hereby.

    Severability. Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

    Applicable Law. The internal Laws of the State of Michigan shall govern the interpretation, construction and enforcement of this Amendment and all transactions and agreements contemplated hereby, notwithstanding any state's choice of Law rules to the contrary. The Parties shall enforce any claim arising out of or related to this Amendment in any state or federal court having subject matter jurisdiction and located in the State of Michigan. For the purpose of any action or proceeding instituted with respect to any such claim, the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts.

    Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

    Entire Agreement. This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and documentation executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Note.

    Counterparts. This Amendment may be executed by the parties hereto separately in two (2) or more original or facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

    Allonge. This Amendment shall be attached to the Note as an allonge.

    Amendment to the Warrant. In consideration for entering into this Amendment, the parties hereby agree to amend the currently outstanding Series B-2 Warrant to purchase 3,111,111 shares of common stock of the Payor held by the Payee pursuant to the Amendment No. 1 To Series B-2 Warrant To Purchase Shares of Common Stock of Arcadia Resources, Inc. attached hereto as Exhibit A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the Effective Date.
ARCADIA RESOURCES, INC. By: /s/ Marvin R. Richardson_______ Marvin Richardson, President & CEO

Accepted and Agreed to:

VICIS CAPITAL MASTER FUND

By: VICIS CAPITAL LLC

By: /s/ Keith W. Hughes_________________________

Printed: Keith W. Hughes________________________

Its: Chief Financial Officer_______________________

EXHIBIT A

[FORM OF AMENDMENT NO.1 TO SERIES B-2 WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF ARCADIA RESOURCES, INC.]